Exhibit 99.1

AÉROPOSTALE REPORTS AUGUST SALES RESULTS;
SAME STORE SALES DECREASE 1%

New York, New York – September 2, 2010 - Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the four-week period ended August 28, 2010 increased 4% to $252.5 million, compared to $241.7 million for the four-week period ended August 29, 2009. The Company’s same store sales decreased 1% for the month, compared to a same store sales increase of 9% in the year ago period.

Year to date, total net sales have increased 10% to $1.211 billion, from $1.103 billion in the year ago period. Year to date, same store sales have increased 4%, compared to a same store sales increase of 11% last year.

The Company noted that it experienced stronger results in its peak back to school regions, reflecting a customer that is shopping closer to need.  Merchandise margins were down slightly versus last year, and inventories remain well controlled.

To hear the Aéropostale prerecorded August sales message, please dial (866) 644-7738 or (585) 267-8033.

About Aéropostale, Inc.
Aéropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men through its Aéropostale® stores and 7 to 12 year-old kids through its P.S. from Aéropostale® stores. The Company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aéropostale® maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale® products can only be purchased in its Aéropostale stores and online at www.aeropostale.com. P.S. from Aéropostale® products can be purchased in P.S. from Aéropostale® stores and online at www.ps4u.com. The Company currently operates 902 Aéropostale stores in 49 states and Puerto Rico, 47 Aéropostale stores in Canada and 38 P.S. from Aéropostale stores in 12 states.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS.  ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS